                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                           VIISAGE TECHNOLOGY, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           Viisage Technology, Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

[VIISAGE LOGO]

April 7, 2000

Dear Shareholder:

   You are cordially invited to attend the 2000 Annual Meeting (the "Meeting") of the Shareholders of Viisage Technology, Inc. ("Viisage"). Your Board of Directors and management look forward to greeting those of you who are able to attend.

   Our 1999 Annual Report is enclosed. I hope you will read it carefully. I have also enclosed our Notice of the 2000 Annual Meeting, Proxy Statement, and proxy card.

   At the Meeting, your Board of Directors will be asking you to vote for two directors, to approve amendments to Viisage's 1996 Management Stock Option Plan and 1996 Director Stock Option Plan to increase the number of shares available for issuance thereunder, and to ratify the selection of Viisage's independent public accountants, as described more fully in the enclosed Proxy Statement. For the reasons set forth in the Proxy Statement, your Board of Directors recommends votes "FOR" the directors, the amendments, and the proposal.

   Whether or not you plan to attend the Meeting, it is important that your shares be represented and voted. Accordingly, please read the enclosed material and mark, date, sign, and return the enclosed proxy card at your earliest convenience. If you attend the Meeting, you may revoke your proxy by requesting the right to vote in person.

                                          Sincerely,
                                          /s/ Denis K. Berube
                                          Denis K. Berube
                                          Chairman of the Board of Directors

                            YOUR VOTE IS IMPORTANT.
             PLEASE MARK, DATE, SIGN, AND RETURN YOUR PROXY CARD.

[VIISAGE LOGO]

                                30 Porter Road
                        Littleton, Massachusetts 01460

               NOTICE OF THE 2000 ANNUAL MEETING OF SHAREHOLDERS

   The 2000 Annual Meeting of the Shareholders of Viisage Technology, Inc. ("Viisage") will be held at 1:30 p.m. on Tuesday, May 9, 2000 in the Board Room on the 33rd floor of the State Street Corporation Building, 225 Franklin Street, Boston, Massachusetts. The Meeting is being held for the following purposes:

  1. To elect two Class I directors for three year terms;

  2. To approve an amendment to Viisage's 1996 Management Stock Option Plan to increase the number of shares available for issuance thereunder from 2,057,100 to 2,807,100;

  3. To approve an amendment to Viisage's 1996 Director Stock Option Plan to increase the number of shares available for issuance thereunder from 201,616 to 326,616;

  4. To ratify the selection of BDO Seidman, LLP as independent public accountants for Viisage for the year ending December 31, 2000; and

  5. To transact such other business as may properly come before the Meeting.

   Shareholders of record at the close of business on March 21, 2000, the record date for the Meeting, are entitled to receive notice of and to vote at the Meeting.

   The enclosed proxy card, Proxy Statement, and Viisage's 1999 Annual Report are being sent to you along with this Notice.

                                          By Order of the Board of Directors
                                          /s/ Charles J. Johnson
                                          Charles J. Johnson,
                                          Secretary

April 7, 2000

                           VIISAGE TECHNOLOGY, INC.
                                PROXY STATEMENT
                                    FOR THE
                      2000 ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 9, 2000

                   INFORMATION ABOUT SOLICITATION AND VOTING

General

   This Proxy Statement is provided in connection with the solicitation of proxies by the Board of Directors of Viisage Technology, Inc., a Delaware corporation (the "Company" or "Viisage"), for the 2000 Annual Meeting of Shareholders to be held at 1:30 p.m. on Tuesday, May 9, 2000, in the Board Room on the 33rd floor of the State Street Corporation Building, 225 Franklin Street, Boston, Massachusetts, and at any adjournment thereof (the "Meeting"). The Company's principal executive offices are located at 30 Porter Road, Littleton, Massachusetts 01460. This Proxy Statement and the accompanying proxy card are expected to be mailed on or about April 7, 2000 to all shareholders entitled to vote at the Meeting.

   Viisage's Board of Directors (the "Board of Directors" or the "Board") is soliciting proxies for the election of two Class I directors, comprising the class of directors to be elected for the term expiring in 2003, for the approval of amendments to Viisage's 1996 Management Stock Option Plan and 1996 Director Stock Option Plan to increase the number of shares available for issuance thereunder, and for the ratification of the selection of the Company's independent public accountants.

Stockholders Entitled to Vote

   At the close of business on March 21, 2000, the record date for the Meeting, there were outstanding and entitled to vote 9,936,033 shares of the Company's common stock, $0.001 par value per share (the "Common Stock"). Only shareholders of record at the close of business on March 21, 2000 are entitled to vote at the Meeting. Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon at the Meeting.

Quorum and Voting

   The representation, in person or by proxy, of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to establish a quorum. All votes will be tabulated by the inspector of elections appointed for the Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Broker non-votes occur when a nominee, such as a financial institution, returns a proxy, but does not have the authorization from the beneficial owner to vote the owner's shares on a particular proposal because the nominee did not receive voting instructions from the beneficial owner. Abstentions and broker non-votes will be counted for the purpose of determining if a quorum is present. Abstentions will be counted towards the tabulations of votes cast on matters presented at the Meeting and will have the same effect as negative votes (other than the election of directors) whereas broker non-votes will not be counted for purposes of determining whether a matter has been approved.

   Assuming the presence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting, present in person or by proxy, is required for the approval of each matter submitted to the Meeting except the election of directors. In the election of directors, the two nominees receiving the highest number of affirmative votes will be elected.

   Shares represented by proxy will be voted in accordance with your instructions. If your proxy card is signed and returned without specifying choices, your shares will be voted for the nominees for director, for the other proposals, and as the individuals named as proxy holders on the proxy card deem advisable on all other matters that may properly come before the Meeting.

   A shareholder who returns a proxy card may revoke it at any time before the shareholder's shares are voted at the Meeting by written notice to the Secretary of the Company received prior to the Meeting, by executing and returning a later-dated proxy, or by voting by ballot at the Meeting.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

General

   Two Class I directors are to be elected at the Meeting to serve a three year term expiring at the 2003 Annual Meeting of Shareholders and until their successors have been elected and duly qualified. Unless instructed otherwise, the proxy holders will vote the proxies received by them for the Company's nominees Denis K. Berube and Charles E. Levine. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Messrs. Berube and Levine have consented to serve as directors of the Company, and the Board of Directors has no reason to believe that they will be unavailable for service.

   The Board recommends a vote "FOR" the proposed nominees to the Board.

Composition of the Board

   Pursuant to the Company's Restated Certificate of Incorporation, the Board has set the number of directors at six. In addition, the Restated Certificate of Incorporation provides that directors shall be divided into three classes and that each director shall serve for a term of three years and until his or her successor is elected and qualified or until his or her earlier resignation, death, or removal. One class of directors is elected at each annual meeting for a three-year term.

   The Class II directors (whose terms expire in 2001) are Charles J. Johnson and Harriet Mouchly-Weiss. The Class III directors (whose terms expire in
2002) are Peter Nessen and Thomas J. Reilly. There are no family relationships between any of the directors or executive officers of the Company.

   The following sets forth the names of and certain information about the persons nominated as directors and the directors whose terms do not expire at the Meeting. Information regarding their beneficial ownership of shares of the Company's Common Stock is reported in the section entitled "Security Ownership."

Nominees for Class I Directors

   Denis K. Berube, 57, has been the Chairman of the Board of Directors of Viisage since the Company's incorporation in 1996. He chaired the Advisory Board of the Viisage Technology Division of Lau Technologies since its formation in October 1995. Mr. Berube is Executive Vice President and Chief Operating Officer of Lau Technologies ("Lau"), where he has been employed since 1990.

   Charles E. Levine, 47, has served as Chief Marketing and Sales Officer of Sprint PCS since January 1997. Mr. Levine served as Senior Vice President of Octel Services, a provider of voice systems services, from October 1994 through September 1996, after which he enjoyed a few months off before joining Sprint PCS. From October 1993 to October 1994 Mr. Levine was Chief Executive Officer and Director of CFT Systems, a company focusing on developing software for field-based utility workers. Mr. Levine was a Vice President at AT&T from February 1987 to October 1993, with marketing, product management, and general management responsibilities.

Directors Whose Terms Expire at the 2001 Annual Meeting (Class II Directors)

   Charles J. Johnson, 44, has served as a director of Viisage since its incorporation in May 1996 and earlier served on the Advisory Board of the Viisage Technology Division of Lau Technologies. Mr. Johnson is a principal of the law firm Finnegan, Hickey, Dinsmoor & Johnson, P.C. in Boston, Massachusetts, which serves as counsel to the Company and Lau Technologies. Finnegan, Hickey, Dinsmoor & Johnson, P.C. will continue to provide legal services to the Company during 2000.

   Harriet Mouchly-Weiss, 57, has served as a director of Viisage since its incorporation in May 1996 and earlier served on the Advisory Board of the Viisage Technology Division of Lau Technologies. Ms. Mouchly-Weiss founded Strategy XXI Group, an international communications and consulting firm in January 1993 and has served as its managing partner since that time. From 1986 to December 1992, Ms. Mouchly-Weiss was President of GCI International, an international public relations and marketing agency.

Directors Whose Terms Expire at the 2002 Annual Meeting (Class III Directors)

   Peter Nessen, 64, has served as a director of Viisage since its incorporation in May 1996 and earlier served on the Advisory Board of the Viisage Technology Division of Lau Technologies. Mr. Nessen has been Chairman of the Board of NCN Financial Corporation, a private banking firm, since January 1995. From June 1993 through December 1994, Mr. Nessen was a Dean at Harvard Medical School, responsible for special projects. Mr. Nessen was Secretary of Administration and Finance for the Commonwealth of Massachusetts from January 1991 through May 1993 and managing partner of the consulting practice in the Boston office of BDO Seidman LLP, a public accounting firm, from February 1990 through December 1990.

   Thomas J. Reilly, 61, has served as a director of Viisage since its incorporation in May 1996 and earlier served on the Advisory Board of the Viisage Technology Division of Lau Technologies. Mr. Reilly has been a self-employed financial consultant since December 1994. From June 1966 through November 1994, Mr. Reilly was with Arthur Andersen LLP, a public accounting firm, and became a partner in 1975.

Meetings of the Board of Directors and Committees

   The Company's Board of Directors held nine meetings during 1999, and each director attended at least 75% of all Board and committee meetings on which he or she served.

   The Board has established a Compensation Committee, Audit Committee, and Marketing Committee, all of which are comprised of independent directors. The Compensation Committee, comprised of Mr. Reilly (chair), Ms. Mouchly-Weiss, and Mr. Nessen, reviews senior management performance, recommends executive compensation, and administers the Executive Incentive Compensation Plan, 1996 Management Stock Option Plan, as amended, and the 1997 Employee Stock Purchase Plan. The Audit Committee, comprised of Messrs. Nessen (chair) and Reilly, reviews the scope of the Company's internal controls, receives reports on compliance with laws, regulations and internal procedures, recommends the selection of the Company's independent public accountants, reviews the scope of the audit with the independent public accountants and reviews the results of the audit. The Marketing Committee, comprised of Ms. Mouchly-Weiss (chair), Mr. Johnson, Mr. Nessen, and Mr. Levine reviews and makes recommendations regarding the Company's marketing strategy and plans. During 1999, the Compensation Committee met three times, the Audit Committee met five times, and the Marketing Committee met two times. The Company does not have a nominating committee of the Board of Directors, and the Board of Directors undertakes all nominating functions.

Compensation of Directors

   For their service as directors in 1999, each director received an aggregate $30,000 worth of Common Stock, but no additional cash or fees for attending Board or committee meetings. This amount of directors' stock compensation has been increased to $36,000 for 2000 service. In addition, the Company reimburses directors for their out-of-pocket expenses incurred in connection with any Board or committee meetings.

   Directors also receive grants of nonqualified options under the Company's 1996 Director Stock Option Plan, as amended (the "Director Plan"). As of March 21, 2000, options to purchase an aggregate 201,616 shares have been issued which enable each director to purchase 35,496 shares of Common Stock (except for Mr. Levine, who, having joined the Board more recently, has options to purchase 24,136 shares), subject to various vesting requirements. Vesting occurs only if the option holder is serving on the Board on the vesting date.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee consists of Mr. Reilly (chair), Ms. Mouchly-Weiss, and Mr. Nessen, none of whom are officers or employees of the Company.

                          PROPOSAL 2 -- AMENDMENT TO
                            1996 VIISAGE MANAGEMENT
                               STOCK OPTION PLAN

   The 1996 Management Stock Option Plan (the "Management Plan") was adopted by the Board of Directors on June 17, 1996, and ratified by Lau in its capacity as sole shareholder of the Company prior to its initial public offering, to provide selected officers and employees with an opportunity to have an ownership interest in the Company and to attract, retain and motivate such officers and employees. The Option Plan is administered by the Compensation Committee of the Board of Directors, which currently consists of Mr. Reilly (chair), Ms. Mouchly-Weiss, and Mr. Nessen. Options under the Plan may be either (a) "incentive options" under (S) 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or (b) options that do not qualify under (S) 422 of the Code ("nonqualified options"). On January 26, 2000, the Board voted, subject to shareholder approval at this Meeting, to amend the Management Plan to increase the number of shares reserved for issuance thereunder from 2,057,100 shares to 2,807,100 shares to make additional shares available for issuance under the Management Plan. As of March 21, 2000, options to purchase a total of 1,839,155 shares of Common Stock were outstanding with exercise prices between $0.93 and $12.50, and options for 217,945 shares remained available for issuance.

   Officers and key employees of the Company, but not directors, are eligible to receive options under the Option Plan. The exercise price of incentive options under the Option Plan may not be less than the fair market value of the underlying shares on the date of grant, except in the case of incentive options granted to holders of 10% or more of the total combined voting power of the Company, in which case the exercise price may not be less than 110% of such fair market value. The exercise price of nonqualified options is to be determined by the Compensation Committee at the time of option issuance.

   Each option under the Option Plan will have a term not to exceed ten years, except in the case of incentive options granted to holders of 10% or more of the total combined voting power of the Company, with respect to which the term may not exceed five years. The Compensation Committee determines the vesting schedule with respect to any grant of options. All options are subject to adjustment in certain events.

   The Option Plan may be amended from time to time by the Compensation Committee of the Board of Directors, subject to the rights of previously issued options, except that any such amendment will require shareholder approval in certain circumstances.

   Shares reserved for issuance under an option that is cancelled or terminated, and shares that are used in payment of option exercise prices, will be restored and made available for reissuance of additional options under the Option Plan. The existing options contain reload option features.

   Option grants under the Option Plan with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to the Company's reported earnings. However, the fair value of those options is required to be disclosed in the notes to the Company's financial statements, and the Company must also disclose, in footnotes to the Company's financial statements, the pro-forma impact those options would have upon the Company's reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

   Options granted under the Option Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or nonstatutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

   Incentive Options: No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two (2) years after the option grant date and more than one (1) year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result. Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee. If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, the Company will not be entitled to any income tax deduction.

   Nonstatutory Options: No taxable income is recognized by an optionee upon the grant of a nonstatutory option. The optionee will, in general, recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonstatutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

   As of March 21, 2000, no stock options had been granted, and no shares of Common Stock had been issued, on the basis of the share increase which are the subject of this Proposal.

   The affirmative vote of at least a majority of the outstanding shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for approval of the amendment to the Option Plan. Should such stockholder approval not be obtained, then the 750,000 share increase to the share reserve under the Option Plan will not occur, and no additional options or stock issuances will be made on the basis of such increases. The Option Plan will, however, continue in effect, and option grants may continue to be made under the Option Plan until all the shares available for issuance under the Option Plan has been issued pursuant to such option grants.

   The Board recommends a vote "FOR" approval of Proposal 2.

                          PROPOSAL 3 -- AMENDMENT TO
                    1996 VIISAGE DIRECTOR STOCK OPTION PLAN

   The 1996 Director Stock Option Plan (the "Director Plan") was adopted by the Board of Directors on June 17, 1996, and ratified by Lau in its capacity as sole shareholder of the Company prior to its initial public offering, to provide directors with an opportunity to have an ownership interest in the Company and further align the non-employee directors' interests with the long-term interests of the shareholders. The Director Plan is administered by the Board of Directors, and on January 26, 2000 the Board voted, subject to shareholder approval at this Meeting, to amend the Director Plan to increase the number of shares reserved for issuance thereunder from 201,616 shares to 326,616 shares to make additional shares available for issuance under the Director Plan. In addition, the expiration date of the Director Plan will be extended from December 31, 2002 to December 31, 2005 unless terminated earlier in accordance with the Plan. As of March 21, 2000, options to purchase a total of 201,616 shares of Common Stock were outstanding with exercise prices between $1.19 and $12.50, and no options remained available for issuance.

   The options issued pursuant to the Director Plan are nonqualified options and are thus not intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. Vesting under the Director Plan ceases when an option holder ceases to serve on the Board. Any future options issued under the Director Plan will have an exercise price equal to the current fair market value of shares of Common Stock on the option grant date. Shares reserved for issuance under an option that is cancelled or terminated, and shares that are used in payment of option exercise prices, will be restored and made available for reissuance of additional options under the Director Plan. The Director Plan does not permit reload options. The Federal tax consequences relating to the options issued under the Director Plan are the same as those relating to the nonstatutory stock options described under the Option Plan in Proposal 2.

   See "Compensation of Directors" for further information about the Director Plan.

   The Board recommends a vote "FOR" approval of Proposal 3.

   PROPOSAL 4 -- RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

   The Board of Directors has selected the accounting firm of BDO Seidman, LLP as the Company's independent public accountants for the year ending December 31, 2000.

   On November 3, 1999, the Company's audit committee approved the engagement of BDO Seidman, LLP to replace Arthur Andersen, LLP as the Company's independent public accountants. The Company's change in independent public accountants was made at the request of its majority shareholder, Lau Technologies. Lau had engaged BDO Seidman, LLP to act as its independent public accountants and desired that a single firm audit Lau's consolidated financial statements. There were not any disagreements with Arthur Andersen, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

   Shareholder ratification of the selection of BDO Seidman is not required by the Company's By-laws or otherwise. The Board of Directors, however, is submitting the selection of BDO Seidman to the shareholders as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain such firm. Even if the selection is ratified, the Audit Committee and the Board, in their discretion, may direct the appointment of a different independent public accounting firm at any time during the year if they determine that such a change would be in the best interest of the Company and its shareholders.

   BDO Seidman representatives are expected to be present at the Annual Meeting and available to respond to appropriate questions. They will have an opportunity to make a statement if they desire to do so.

   The Board recommends a vote "FOR" the ratification of BDO Seidman LLP as the Company's independent public accountants for the year ending December 31, 2000.

                       SECURITY OWNERSHIP AND MANAGEMENT

   The following table sets forth, as of March 21, 2000, the beneficial ownership of Common Stock by all directors, named executive officers, all directors and executive officers of the Company as a group, and each person who is known to the Company to own 5% or more of the Company's Common Stock. With respect to persons owning 5% or more of the Company's Common Stock, the Company has relied on documents that Lau Technologies filed with the Securities and Exchange Commission, indicating holdings which are current through March 21, 2000.

                                                Shares Beneficially
   Name and Address(1)                               Owned(2)       Percentage
   -------------------                          ------------------- ----------
   Joanna T. Lau(3)............................      7,294,221         73.4%
   Denis K. Berube(4)(6).......................      7,294,221         73.4%
   Lau Technologies(5).........................      7,241,197         72.9%
   Thomas J. Colatosti(6)(7)...................        246,311          2.5%
   Iftikhar A. Ahmad (6)(8)....................         16,655            *
   Charles J. Johnson(6)(9)....................         36,024            *
   Harriet Mouchly-Weiss(6)(10)................         43,939            *
   Peter Nessen(6)(11).........................         52,024            *
   Thomas J. Reilly(6)(12).....................         46,024            *
   Charles E. Levine(6)(13)....................         41,664            *
   All directors and named executive officers
    as a group (8 persons)(14).................      7,776,862         78.3%

--------
* Less than one percent of the 9,936,033 shares issued and outstanding as of March 21, 2000.
(1) The address of all persons who are directors or executive officers of the Company is in care of the Company at 30 Porter Road, Littleton, Massachusetts 01460. The address of Ms. Lau and Lau Technologies is in care of Lau Technologies, 30 Porter Road, Littleton, Massachusetts 01460.
(2) Unless otherwise noted, each person identified possesses sole voting and investment power over the shares owned.
(3) Consists of 7,241,197 shares held as described below by Lau Technologies, of which Ms. Lau owns approximately 56% of the outstanding capital stock, 1,000 shares owned directly by Ms. Lau, 16,330 shares issuable to Denis K. Berube, the spouse of Ms. Lau, pursuant to stock options, and 35,694 shares owned by Mr. Berube. Ms. Lau disclaims beneficial ownership of the 16,330 issuable shares and the 35,694 shares owned by Mr. Berube.
(4) Consists of 7,241,197 shares described below held by Lau Technologies, of which Mr. Berube's spouse owns approximately 56% of the outstanding capital stock, 1,000 shares owned directly by Ms. Lau, 16,330 shares issuable to Mr. Berube pursuant to stock options, and 35,694 shares owned by Mr. Berube directly. Mr. Berube disclaims beneficial ownership of the shares of Common Stock held by Lau Technologies and the 1,000 shares owned by Ms. Lau.
(5) Consists of 809,524 shares issuable pursuant to a subordinated convertible note, 569,091 shares issuable pursuant to two option agreements, and 5,862,582 shares owned by Lau Technologies directly.
(6) Includes shares of Common Stock issuable pursuant to vested stock options. The total number of vested and non-vested shares issuable under options granted to Messrs. Colatosti, Ahmad, each director (except Mr. Levine), Mr. Levine, and all directors and executive officers as a group are 767,837, 127,100, 35,496, 24,136, and 1,096,553, respectively.
(7) Consists of 246,111 shares issuable to Mr. Colatosti pursuant to stock options and 200 shares held by Mr. Colatosti's children. Mr. Colatosti disclaims beneficial ownership of his children's shares.
(8) Consists of 11,666 shares issuable to Mr. Ahmad pursuant to stock options and 4,989 shares owned by Mr. Ahmad directly.
(9) Consists of 16,330 shares issuable pursuant to stock options and 19,694 shares owned by Mr. Johnson directly.
(10) Consists of 16,330 shares issuable pursuant to stock options and 27,609 shares owned directly by Ms. Mouchly-Weiss.
(11) Consists of 16,330 shares issuable pursuant to stock options and 35,694 shares owned directly by Mr. Nessen.
(12) Consists of 16,330 shares issuable pursuant to stock options and 29,694 shares owned directly by Mr. Reilly.
(13) Consists of 4,970 shares issuable pursuant to stock options and 36,694 shares owned directly by Mr. Levine.
(14) Represents shares described in Notes 4 and 7-13.

                            EXECUTIVE COMPENSATION

   The following table sets forth information concerning the compensation paid by the Company to the named executive officers for services rendered to the Company for the last three fiscal years.

                                                      Long Term
                                      Annual         Compensation
                                  Compensation(1)       Awards
                               --------------------- ------------
                         Year                         Securities
   Name and Principal    Ended                        Underlying     All Other
      Position(1)        12/31  Salary  Incentive(2) Options (#)  Compensation(3)
   ------------------    ----- -------- ------------ ------------ ---------------
Thomas J. Colatosti,.... 1999  $200,162       --       717,837        $14,200
 President and Chief     1998  $179,000   $15,000      717,837        $14,400
 Executive Officer       1997  $172,600   $22,000      121,000        $14,000

Iftikhar A. Ahmad,...... 1999  $141,606       --        77,100        $ 2,124
 Vice President of
 Engineering

--------
(1) Mr. Colatosti, who joined the Company on December 30, 1996 (and served as Chief Operating Officer immediately prior to his promotion), became President and Chief Executive Officer on November 3, 1998. Mr. Ahmad joined the Company in November of 1996 (and served as the Director of Engineering prior to his promotion), became Vice President of Engineering in March of 1999.
(2) The Company currently maintains an Executive Incentive Compensation Plan for its executive officers and other key employees of the Company to motivate members of the Company's executive team. Each participant in the Executive Incentive Compensation Plan may receive a percentage of his or her base salary based upon the Company's and each participant's individual performance, as determined by success in meeting established goals approved by the Chief Executive Officer, for individual goals, or the Board of Directors, for Company goals. The Compensation Committee administers the Plan.
(3) Amounts include 1999 401(k) plan match of $4,800 and $2,124 for Mr. Colatosti and Mr. Ahmad, respectively. Mr. Colatosti also receives $8,400 auto allowance, and various insurance benefit payments. The Company participates in the Lau Technologies 401(k) plan and pays its proportionate share of plan expenses based on the number of participants. The plan permits pre-tax contributions by participants of up to 15% of base compensation or the statutory limit. The Company may make discretionary contributions to the plan, subject to certain limits. Participants are fully vested in their contributions and vest 20% per year in employer contributions.

Stock Options Granted During 1999

   The following table sets forth information concerning individual grants of stock options made during 1999 to the Company's executive officers. It has not been the Company's policy in the past to grant stock appreciation rights, and no such rights were granted in 1999.

                                                                               Potential
                                                                          Realizable Value at
                                      % of                                      Assumed
                                      Total                                 Annual Rates of
                         Number of   Options                                  Stock Price
                         Securities  Granted                               Appreciation for
                         Underlying    to     Exercise                      Option Term(2)
                          Options   Employees   Price                     -------------------
          Name           Granted(1)  in Year  ($/share)  Expiration Date    5%      10%
          ----           ---------- --------- ---------  ---------------  ------- -------
Thomas J. Colatosti.....      --       --         --           --             --      --
Iftikhar A. Ahmad.......   35,000     24.5%    $1.375   February 24, 2009 $30,266 $76,699

--------
(1) Options were granted under the 1996 Management Stock Option Plan, as amended, the terms and conditions of which are described herein under the section entitled "Proposal 2--Amendment to 1999 Viisage Management Stock Option Plan". Total of options granted does not include Employee Stock Purchase Plan options. Mr. Ahmad's shares vest over 36 months.
(2) The assumed rates are compounded annually for the full term of the options.

Stock Options Exercised During 1999

   The following table sets forth information concerning stock option exercises during 1999 and outstanding stock options held at the end of 1999 by the Company's executive officers. No stock appreciation rights were exercised or outstanding during 1999.

                                                         Number of Securities  Value of Unexercised
                                                        Underlying Unexercised In-the-Money Options
                                                         Options at 12/31/99     at 12/31/99 ($)
                         Shares Acquired                     Exercisable/          Exercisable/
Name                       on Exercise   Value Realized     Unexercisable        Unexercisable(1)
----                     --------------- -------------- ---------------------- --------------------
Thomas J. Colatosti.....       --             --           121,771/596,066      $849,243/4,106,533
Iftikhar A. Ahmad.......       --             --              1,465/75,635      $    7,475/465,203

--------
(1) Based on the $8.0625 closing price of the Company's Common Stock on December 31, 1999 on the NASDAQ National Market System minus the respective option exercise price.

Employment Agreements

   Mr. Colatosti has an agreement with the Company that provides, among other terms, that the Company will pay Mr. Colatosti six months of current salary if Viisage terminates his employment, except for cause or if commensurate employment is offered with an affiliate. Mr. Colatosti is also subject to non-competition and non-solicitation provisions which generally survive one year beyond Mr. Colatosti's termination.

Board Compensation Committee Report on Executive Compensation

   The Compensation Committee of the Company's Board of Directors (the "Committee") is responsible for establishing and managing compensation policies for the Company's executive officers and for making decisions about awards under certain of the Company's stock-based compensation plans in satisfaction of the Securities Exchange Act Rule 16b-3. Each Committee member is an outside director within the meaning of Rule 16(b) of the Securities Exchange Act of 1934, as amended, and Section 162(m) of the Internal Revenue Code. This report outlines the Company's compensation policies for the Chief Executive Officer and executive officers other than the Chief Executive Officer (collectively, the "executive officers").

   The Committee's compensation policies provide compensation opportunities that are comparable to those for similarly situated executives in comparable companies. These compensation policies are designed to reward executives based on their contributions to the Company's success with respect to shareholder value creation and to ensure the Company's ability to attract and retain qualified executives. The principal elements of compensation employed by the Committee to meet these objectives are base salaries, cash incentive opportunities, and stock options.

   In making its decisions, the Committee considers a range of factors it believes to be relevant, including the Company's pay levels relative to competitive norms, the Company's achievements over the past year, the individual's contributions to the Company's success, and the roles and responsibilities of each executive.

   Compensation levels and incentive opportunities are designed to generally reflect median levels of competitive compensation for executives with corresponding responsibilities in comparably sized peer firms, and are periodically adjusted to meet this objective. The actual level of compensation earned by each executive will vary according to the success of the Company and the performance of the individual.

   The Committee assesses the competitiveness of the Company's total compensation program and uses the services of an outside compensation consultant as needed. External comparisons are made to data drawn from a number of sources, including the publicly available disclosures of selected peer firms and national compensation surveys of technology firms of similar size and complexity.

   In determining the appropriateness of executive base salary levels, the Committee annually considers external competitiveness, the roles and responsibilities of the individual, the internal equity of pay relationships, and the contributions of the individual to the Company's success.

   The Committee manages an Executive Incentive Compensation Plan, described in the text above, under which awards are linked to the achievement of predetermined financial goals such as earnings and revenue growth, as well as individual objectives. The Committee assigns performance measures annually on the basis of the Company's key objectives. All executive officers are eligible to participate in this program.

   Options granted in 1999 to executive officers have an exercise price equal to the fair market value of the stock on the date of the grant, implying that no compensation can be earned under this element unless shareholder value is created, and vesting requirements that are linked to an extended service requirement. In determining the magnitude of the awards, the Committee considers competitive norms, and the roles, responsibilities, and prior performance of the individual. All executive officers, including the Chief Executive Officer, are eligible to participate in this program.

   Compensation for 1999 generally reflects levels required to retain executives. Following its annual review of compensation after the close of 1998, the Committee made adjustments in executive officers' salaries to reflect competitive norms.

                                          COMPENSATION COMMITTEE

                                          Thomas J. Reilly, Chairman

                                          Harriet Mouchly-Weiss

                                          Peter Nessen

                            STOCK PERFORMANCE GRAPH

   Pursuant to Securities and Exchange Commission regulations, the Company has included in this Proxy Statement the following performance graph comparing cumulative returns for the Company's Common Stock with a broad-based market index, the NASDAQ Composite index, and a nationally recognized industry standard, the Russell 2000. This graph covers the period from the time the Company went public on November 8, 1996 through December 31, 1999. Shares of the Company's Common Stock were initially offered on November 8, 1996 at $10.50 per share. The performance graph does not reflect any prediction of future performance of the Company's stock.


                             [GRAPH APPEARS HERE]

                             Viisage Technology

                     Data for Performance Graph in Proxy
                              December 31, 1999

Date          Viisage     Viisage - Change    Nasdaq - Composite      Nasdaq - Change    Russell 2000    Russell 2000 - Change
----          -------     ----------------    ------------------      ---------------    ------------    ---------------------
11/08/96      10.500           100                 1,257.51                100             344.56              100
12/31/96      14.500           138                 1,291.03                103             362.61              105
06/30/97      17.375           165                 1,442.07                115             396.37              115
12/31/97       5.813            55                 1,570.35                125             437.02              127
06/30/98       2.063            20                 1,894.74                151             457.39              133
12/31/98       1.250            12                 2,192.69                174             421.96              122
06/30/99       1.188            11                 2,686.12                214             457.68              133
12/31/99       8.063            77                 4,069.31                324             504.75              146

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Prior to its incorporation in Delaware on May 23, 1996 and November 1996 initial public offering, the Company operated as the Viisage Technology Division of Lau Technologies. On November 6, 1996, Lau transferred substantially all of the assets and liabilities of its Viisage Technology Division to Viisage in exchange for shares of Viisage Common Stock. As of March 21, 2000, Lau directly owns approximately 59% of the issued and outstanding Viisage Common Stock.

   Viisage and Lau have covenanted not to compete with each other until November 5, 2006. The Company's obligation not to compete with Lau is limited to the field of federal access control.

   In connection with the asset transfer described above, the Company and Lau entered into an Administration and Services Agreement (the "Services Agreement"). Under the Services Agreement, Lau provides certain general accounting, data processing, payroll, human resources, employee benefits administration, shipping and receiving, and certain executive services to the Company. The Services Agreement requires the Company to pay a monthly fee based on the estimated actual cost of such services and permits the Company to terminate selected services upon 30 days' written notice. The amount for such services in 1999 was approximately $418,000.

   The Company and Lau are parties to a Use and Occupancy Agreement for the Company's use of certain office space for its corporate headquarters which currently expires in February 2002. The Use and Occupancy Agreement requires the Company to pay its proportionate share of the cost of shared facilities and office services including rent, insurance, property taxes, utilities, and other operating expenses, based on square footage or equipment utilized. The 1999 annual fee for facilities and services was approximately $217,000.

 License Agreements

   The Company has also entered into the following license agreements with
Lau:

  . Amended and Restated License Agreement with Lau (the "License Agreement"), dated August 20, 1996 which became effective on November 6, 1996, pursuant to which Lau granted Viisage an exclusive, perpetual, irrevocable, paid-up, royalty-free, worldwide license (with sublicensing rights) for all of the technology relating to the Viisage Technology Division at the time of transfer and improvements thereto. Such license does not allow the Company to use the technology in the federal access control field.

  . License Agreement, dated February 23, 1998, pursuant to which the Company granted Lau a nonexclusive, nontransferable right to utilize certain of Viisage's proprietary technology to distribute Face-in-the-Crowd products in Europe.

  . License Agreement, dated March 31, 1999, pursuant to which the Company granted Lau a nonexclusive, nontransferable right to utilize certain proprietary technology to distribute Face-in-the-Crowd products for United States airports and federal agencies.

  . Supplemental License Agreement, dated as of June 15, 1999, between the Company and Lau, pursuant to which the Company has granted Lau a limited license to use any technology granted exclusively to Viisage under the License Agreement to the extent reasonably required to enable Lau to perform its obligations under: (i) an unconditional performance guaranty, dated October 8, 1998, with Fleet Business Credit Corporation (as successor to Sanwa Business Credit Corporation) ("FBCC"); (ii) a contingent support agreement with FBCC, dated April 26, 1999; and (iii) a contingent support agreement in favor of the Company's commercial bank lender, State Street Corporation, dated May 7, 1999. Lau may also use such technology to the extent reasonably required to enable Lau to perform its obligations, if any, with respect to systems financed under the Purchase Agreement between Lau and the Company described below.

  . License Agreement, dated as of November 30, 1999, by and between the Company and Lau, pursuant to which Lau has granted the Company an exclusive (except for limited fields reserved by Lau), perpetual, worldwide license to use the U.S. patent 5,432,864 purchased by Lau from Daozeng Lu and Simon Lu, and all improvements thereto, which relates to a system for automatically verifying the identity of an individual using identification parameters that are carried on an escort memory such as an identification or credit card.

 Additional Transactions

   The Company issued subordinated debt and options to Lau, as set forth in the section entitled "Security Ownership." From time to time the Company purchases certain system components and the services of technical personnel from Lau. The amounts for such components and services for 1999 were approximately $500,000. In addition, Lau has provided Viisage with equipment lease financing and has agreed, in certain circumstances, to guarantee certain of our contract obligations in exchange for stock options and cash compensation. In addition, Lau is a party to the following contracts, agreements and other arrangements with the Company:

  . $2,000,000.00 Subordinated Convertible Note, dated May 3, 1999, by and between the Company and Lau (the "Convertible Note"), pursuant to which Lau has an option to convert the principal and interest owing thereunder in whole, but not in part, into that number of fully paid and non-assessable shares of Company Common Stock that equals the quotient of the fraction having as its numerator the sum of the unpaid principal amount of the note plus the amount of any unpaid accrued interest under the note and having as its denominator One Dollar and Twenty-Six Cents ($1.26). The Company has borrowed $1 million from Lau under the Convertible Note to date. Pursuant to a Security Agreement dated May 3, 1999, by and between the Company and Lau, the Company granted Lau a security interest in all of its assets to secure the obligations of the Company to Lau under the Convertible Note.

  . Purchase Agreement, dated as of June 15, 1999, by and between the Company and Lau, pursuant to which Lau has agreed to provide lease financing to the Company for its installation of a digital identification system pursuant to a contract between the Company and the State of Arkansas (the "Arkansas Contract"). Lau may agree to provide lease financing under the Purchase Agreement for the installation by the Company of other digital identification systems in the future.

  . Bill of Sale and Assignment, dated as of June 18, 1999, by and between the Company and Lau, pursuant to which the Company agreed to sell, assign and transfer to Lau all right, title and interest of the Company in and to the Arkansas Contract as collateral under the Purchase Agreement described above.

                      SECTION 16(a) BENEFICIAL OWNERSHIP
                             REPORTING COMPLIANCE

   Based solely on a review of reports provided to the Company for 1999 pursuant to Section 16 of the Securities Exchange Act of 1934 and written representations that no reports were required, the Company believes that all of the reports required to be filed under Section 16 were timely filed.

                             SHAREHOLDER PROPOSALS

   Shareholders may submit proposals on matters appropriate for shareholder action at subsequent annual meetings of shareholders consistent with Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. For such proposals to be considered for inclusion in the Proxy Statement and Proxy relating to the 2001 Annual Meeting of Shareholders, such proposals must be received by the Company for inclusion in the Company's Proxy Statement and proxy card relating to that meeting no later than December 8, 2000.

   Pursuant to new amendments to Rule 14a-4(c) of the Exchange Act, if a shareholder who intends to present a proposal at the 2001 Annual Meeting of Shareholders does not notify the Company of such proposal on or prior to February 22, 2001, then management proxies would be allowed to use their discretionary voting authority to vote on the proposal when the proposal is raised at the Annual Meeting, even though there is no discussion of the proposal in the 2001 Proxy Statement.

                             SOLICITATION EXPENSES

   The Company will bear the cost of this solicitation. Solicitation will be made primarily by mail, but directors, officers, and employees of the Company may solicit proxies in person or by telephone or telecopy. The Company will request brokers, nominees, custodians, and fiduciaries to forward solicitation materials to obtain voting instructions from beneficial owners and will reimburse such parties for their reasonable expenses in connection therewith. In addition, the Company retains Boston EquiServe as its transfer agent which assists in the distribution of proxies.

                          INCORPORATION BY REFERENCE

   To the extent that this Proxy Statement has been specifically incorporated by reference into any filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of the Proxy Statement entitled "Board Compensation Committee Report on Executive Compensation" and "Performance Graph" shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

                                OTHER DOCUMENTS

   Upon written request by anyone who is a shareholder as of the record date, the Company will furnish, without charge, a copy of its Annual Report on Form 10-K. Such written request should be sent to the attention of the Controller, Viisage Technology, Inc., 30 Porter Road, Littleton, MA 01460.

                                OTHER BUSINESS

   The Board of Directors does not know of any matters which will be brought before the Meeting other than those matters specifically set forth in the Notice of the 2000 Annual Meeting of Shareholders. However, if any other matter properly comes before the Meeting, it is intended that the persons named in the enclosed proxy card, or their substitutes acting thereunder, will vote on such matter in accordance with their best judgment.

                                  DETACH HERE

                                     PROXY

                           VIISAGE TECHNOLOGY, INC.
                                30 PORTER ROAD
                           LITTLETON, MASSACHUSETTS

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                          OF VIISAGE TECHNOLOGY, INC.
                  FOR THE 2000 ANNUAL MEETING OF SHAREHOLDERS


The undersigned hereby appoints as proxies Thomas J. Colatosti, Sean Mack and Charles J. Johnson, and each of them or such other persons as the Board of Directors of Viisage Technology, Inc. (the "Company") may designate, with full power of substitution. The undersigned hereby authorizes the above appointed proxies to represent and to vote, as designated on the reverse side, all shares of common stock of the Company held of record by the undersigned on March 21, 2000 at the 2000 Annual Meeting of Shareholders to be held on May 9, 2000 and any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THE PROXY WILL BE VOTED FOR THE PERSONS NOMINATED AS DIRECTORS, FOR PROPOSALS TWO THROUGH FOUR, AND IN ACCORDANCE WITH THE PROXY HOLDERS' DISCRETION RESPECTING ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY.

                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE


SEE REVERSE                                                        SEE REVERSE
   SIDE                                                                SIDE

                                  DETACH HERE

    PLEASE MARK
[X] VOTES AS IN
    THIS EXAMPLE.

1. Election of Directors.              2. Approve an amendment              FOR    AGAINST    ABSTAIN
   Nominees: (01) Denis K. Berube         to the Company's 1996             [_]      [_]        [_]
   and (02) Charles E. Levine             Management Stock Option
                                          Plan to increase the number
      FOR     WITHHELD                    of shares available for
      [_]       [_]                       issuance thereunder from
                                          2,057,100 to 2,807,100.


                                       3. Approve an amendment to the       FOR    AGAINST    ABSTAIN
                                          Company's 1996 Director Stock     [_]      [_]        [_]
                                          Option Plan to increase the
                                          number of shares available for
[_]_____________________________          issuance thereunder from 201,616
   For all nominiees except as            to 326,616.
        noted above

                                       4. Ratify the selection of BDO       FOR    AGAINST    ABSTAIN
                                          Seidman, LLP as the Company's     [_]      [_]        [_]
                                          independent public accountants.

                                       MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [_]

                                       Please sign exactly as your name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign the full corporate name by a duly authorized officer.


Signature:                     Date:            Signature:                       Date:
          --------------------       ----------            --------------------        ----------